Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SERVICE AGREEMENT

The licensee(s) identified on the signature block of this agreement (the “Licensee”) and CIC hereby agree to the following (the “Agreement” or “Service Agreement”).

Please note that “Client”, “you” and “your” refer to the aforementioned Licensee, and “CIC”, “we” and “our” refer to the CIC agent identified in the signature block of this Agreement (the “Agent”) for the Licensor(s) identified on Exhibit A for the locations that you use.

1.
License: On behalf of the Licensors identified in Exhibit A, CIC hereby grants you, and you hereby accept from CIC, a license and privilege to operate a workspace and use the facilities designated by CIC [***] at one or more of the premises indicated in Exhibit A (individually and collectively the “Premises” or “CIC Premises”). This license does not convey title to any land or buildings and does not create a possessory interest or tenancy of any kind.

Either party may terminate this Agreement and license for any reason or no reason with 30 days’ written notice (the Termination Notice as defined below).

2.
Space and Services: We will provide you with one or more workspaces, use of a variety of common facilities, and a range of related workspace services, detailed by location in Exhibit A. Prior to commencing use of a CIC workspace, it is your responsibility to ensure that you have obtained and reviewed an acceptable quote and you acknowledge the listed workspaces and services have been requested and agreed-to.

With our consent, you may add additional workspaces and services under this Agreement at any time, in any CIC Premises. With respect to each CIC Premises in which you operate or use facilities, you agree that the applicable location-specific provisions for those CIC Premises listed in Exhibit A are hereby incorporated into this Agreement. If CIC adds a new location after this Agreement is executed, and you elect to operate in such new location, the provisions for that location in the latest online Exhibit A at www.cic.us/ExhibitA shall apply. These provisions are individually and collectively referred to herein as “Exhibit A”. In the event of any conflict between a provision of any part of the Agreement and a provision in Exhibit A, the provision in Exhibit A shall prevail.

CIC’s facilities are open to you 24x7. The building provides HVAC services during normal business hours. Use of the Premises for large, private events is possible by prior arrangement.

You agree that the services or actions that may be performed by CIC under this Agreement may also be performed by affiliates of CIC.

3.
Moving Out: One of the benefits of our offering is to give you the flexibility to be able to move elsewhere on short notice if your needs change. CIC requests that you provide as much informal notice as possible of any planned decrease in your use of our services. Giving us an idea of your future plans will not prejudice your access to current services, and may allow us to introduce you to alternative options.

Over and above any informal conversations you may have with us, you agree to provide CIC at least 30 days’ advance formal definitive written notice of termination of this Agreement (the “Termination Notice”) as well as of any material reduction of your use of space or services under this agreement. This means 30 days’ Termination Notice is required if you plan to leave, but also if you plan to drop a part of your space at any of CIC’s facilities. Please keep in mind that once you give us formal Termination Notice, CIC will release that space for reservation by others following the date you told us you will no longer require it, and it may not be possible for you to later reverse your decision.

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If at any time we reasonably believe you have vacated, abandoned a particular space, have left it and do not plan to return to work there, and/or do not plan to continue to pay your fees, we may deem your space to be vacant, we may pack up and remove any property you have left behind, and we may redeploy the space to others’ use. If you had not given formal Termination Notice, we will deem that your Termination Notice was given on the date that we make the above determination. We will do our best to inform you of this action.

4.
Use of Workspace: You may use your workspace for general office purposes and for any other purposes set forth by location in Exhibit A and for no other purpose without prior written permission from CIC. You may install typical workspace equipment of the type and quantity typically in use in modern workspaces. You shall not install other equipment without the written consent of CIC.

Most services provided by CIC are provided on an ‘unmetered’ basis. This ‘unmetered’ basis is premised on a good-faith understanding between CIC and Client that this privilege will not be abused. Employing CIC’s services well beyond normal use, defined as the norm amongst other clients, without prior discussion, after having received Notice (as defined below) that CIC is concerned about this level of use, and having been given a reasonable opportunity to cure it, may be considered a breach of this Agreement. We find such overuse at CIC’s facilities is rare. An example would be printing high volumes of material on the color printer. We would say this is a job for a printing company. Most special needs can be accommodated by prior arrangement.

CIC is particularly sensitive to conference room use in this regard. We define “normal use” as frequent short meetings throughout the day, long meetings occasionally, and multi-day long meetings very occasionally. All-day meetings should be no more frequent than once per quarter, on average. You may not use the conference rooms for private phone calls during business hours (9am – 5pm). More liberal usage during off- hours and weekends is fine. Some larger workspaces have dedicated conference spaces, to which these guidelines do not apply. If you expect to need to go beyond these guidelines, please discuss with us prior to your anticipated start date.

5.
Mail Service: If mail or packages arrive for you at CIC’s Premises, you give CIC permission to receive, sign for, and sort your mail and packages on your behalf. We perform this work during regular business hours in shared mail and package retrieval areas. All clients of CIC have access to these areas. In certain circumstances we may choose to deliver items to your work area, but this is not a regular service. We always endeavor to take care when handling your items, however, Client will not hold CIC and its affiliates liable for any damages.

If you receive mail at the Premises and later leave, CIC will not itself manually forward mail to your new address unless you make special arrangements for us to do this. We will continue to accept and hold your mail and packages for a one-month grace period after your official move-out date.

6.
Fees and Payment: Client will timely pay all fees invoiced to it or otherwise due, including all applicable taxes. All fees payable under this Agreement shall be due and payable in advance to the entity designated on each invoice in the specified currency, on the first day of each month that this Agreement is in effect. If you have CIC workspaces in multiple countries, the charges associated with each workspace may be invoiced and payable separately. Your invoice for each calendar month will be sent to you prior to the first of that month in order to give you time to review it. It will include charges for that month, as well as any charges from previous months that have not yet been invoiced. All charges appearing on the monthly invoice shall be considered final and agreed to if not questioned in writing to CIC within [***] of the invoice date.

The standard method of payment that CIC accepts is automatic bank debit. For any client for which automatic bank debit is impractical, alternate acceptable payment methods are specified by location in Exhibit A. If you elect an alternate payment method, you agree to increase your deposit on hand with CIC by one month beyond that required in Section 8 below. If your alternate payment method imposes processing fees on CIC, you agree that these will be passed on to you.

Prices may be adjusted over time by Notice to Client. CIC uses its best efforts to provide communication about anticipated price changes well in advance (generally [***] but in no event less than [***] to enable our clients to budget accordingly.

7.
Access to Client Workspaces: You acknowledge that CIC’s active management of the Premises and CIC’s provision of a variety of workplace services including, where applicable, phones, internet connections, cleaning, removal of common waste, environmental health and safety services, maintenance, compliance with regulations, and so forth necessitates that CIC be able to access your workspaces in the same manner that your own internal office managers and technology support staff would, without advance Notice, in order to provide said services, view the condition of the workspace, make alterations and repairs and so forth. We will make reasonable efforts to ensure that such visits do not disrupt your operations.
8.
Deposit: Upon execution of this Agreement, Client shall pay a deposit equal to one month’s ongoing monthly fees, including all applicable taxes, for the performance of all the provisions of this Agreement (the “Deposit”). In the event that the amount of your ongoing monthly fees has increased or decreased, the amount of the required Deposit will adjust on your next invoice to reflect the new ongoing monthly fees (for example: if you double the amount of space you have and thus your monthly fees double, the amount of your required deposit will double as well, to keep in step with your fees).

CIC may apply your Deposit to any charges or other payments due from you or to any other amount CIC may be required to expend on your behalf. If the Deposit that CIC has on hand from you falls below the required level for any reason, upon being given Notice of this situation, you shall pay to CIC any amount required such that the Deposit on hand will not be less than the full required amount under this Agreement.

The required Deposit amount shall be increased by an additional [***] fees if you are late in payment on [***] separate occasions, where Notice of your lateness is provided after the first occasion.

If you are not in default or breach of this Agreement, the unapplied balance of the Deposit shall be returned to you without interest within 30 days’ after your departure.

9.
Liability for Damages: Client acknowledges liability for any damage to equipment, furnishings, and any other property of CIC, its affiliates, their Landlords (as defined by location in Exhibit A), or their other clients or tenants caused by Client, its employees, guests, or affiliated parties, excluding damage due to normal wear and tear. Client agrees to pay the cost to repair or replace (at full replacement cost) the damaged property, at the discretion of CIC.
10.
Acceptable Use Rules and Regulations: Client acknowledges that no trade or occupation shall be conducted in the workspace or use made thereof which will be unlawful, improper or offensive, or contrary to any law or any municipal by-law or ordinance in force in the location where the Premises are located. CIC explicitly prohibits the conduct of business directly related to pornography or gambling.

You agree that you will not cause or permit to be caused disturbances, create odors or situations any of which may be offensive to other clients or that would interfere with the normal operations of CIC and its other clients. You also agree with CIC that you will not use tobacco products, including electronic cigarettes or smoking devices, while in CIC’s buildings. While at CIC’s facility, you agree not to intentionally display or print pornography, or to permit the same. You agree not to send unsolicited commercial email (spam) using CIC’s network, and to cooperate fully when requested by CIC to remove viruses, worms, Trojans, bots and other malware from its computer systems.

To minimize interference with the common wireless data and voice network(s) CIC provides for the use of all clients, you agree that you will not set up an independent wireless network at CIC’s facility without prior consultation and written approval from CIC’s technology staff.

You may not offer workplace-related services that compete with those offered by CIC.

CIC does not permit its facilities to be used as a substitute for sleeping accommodations. Actively choosing to sleep at CIC’s facility for the night is not consistent with the function of our facility, and we are not equipped to support it.

Clients are welcome to state that they are located at CIC’s facility and are a client of CIC. Client agrees not to describe CIC as a business partner (or similar) without prior written permission from CIC.

It is understood and agreed that you shall comply with any rules and regulations issued by CIC, Licensor, or their Landlords from time to time from and after the date on which you are made aware of such rules and regulations.

11.
Non-Discrimination: CIC does not discriminate on the basis of race, gender, religion, age, ethnic or national origin, disability, sexual orientation or sexual identity.
12.
Acceptable Ethics, Integrity and Conduct: CIC reserves the right to make determinations in its sole discretion regarding acceptable standards of ethics, integrity and conduct of those who wish to enter CIC’s Premises. Client and their invitees are expected to maintain and promote a respectful workplace environment. Specifically, CIC does not permit aggressive behavior, including threats of violence be they veiled, conditional, or direct. Based on information it has, CIC may place an immediate access restriction on particular individuals, which could include Client employees, potential recruits, invitees, or other Client parties. If this happens, these individuals will not be permitted to come onto the premises of CIC or its affiliates, including for example Venture Café managed locations. Application may be made to CIC for special arrangements for access where there is a compelling reason. Client acknowledges and agrees that except as required by law, CIC may determine in its sole discretion what, if any, information it will share about the reason for such restrictions, and that generally it will not communicate such reasons.
13.
Addressing Conflict and Inappropriate Behavior: Client understands that from time to time conflicts can occur between individuals in any shared environment such as CIC’s, and that employees and other invitees of clients can be accused of inappropriate behavior in ways that require a response from CIC management in order for CIC to ensure a safe and supportive working environment for all. Such situations may or may not be contrary to law, and they may or may not be readily provable. If such a situation occurs, Client agrees that CIC may use its best judgment with regard to how to resolve or eliminate the issue, with the goal of rapidly and cost-effectively ensuring an outcome that is acceptable to CIC and the community at large. Depending on the nature and severity of the allegation CIC receives, the information CIC has, the extent of readily available proof of such information or allegations, and how likely CIC believes the situation is to reoccur, CIC may elect to privately and confidentially seek to resolve the issue directly with Client’s employee or invitee (without notifying Client’s management) or may elect to directly involve Client’s management. In the event that Client’s management is not notified, the intent is generally to protect the privacy of the accused individual where CIC believes the situation calls for this, in CIC’s judgment, and can be resolved amicably and permanently. In many cases it is possible to achieve resolutions without requiring an investigation. Such resolutions can include the accused party simply acknowledging that they have “heard” the concern, and agreeing to take care in the future that such concerns do not arise again. If circumstances make an extensive investigation unavoidable, or such is required by a court or law enforcement, Client will be responsible for the cost of investigation of matters relating to its employees or invitees’ alleged inappropriate behavior. If in CIC’s judgment the presence of an individual would represent an ongoing hindrance to CIC’s ability to ensure a safe and supportive environment, CIC will let the Client know that Client can no longer grant access to CIC premises for that individual. Client has a duty to CIC and the community at large to take care in the selection of its employees and choice of its invitees and to notify CIC of any situations or circumstances that it considers dangerous or which it believes could pose a threat to the safety or security of CIC or individuals at CIC. Client acknowledges that it is responsible for the actions of individuals it permits to enter the Premises. Client agrees that CIC is not responsible for the economic consequences to Client or the accused individual as a result of actions taken by CIC in good faith to protect the community and that any losses related to Client parties are the Client’s responsibility under the indemnification section of this Agreement (Section 16).
14.
Insurance: With respect to the spaces it makes use of from time to time within the Premises, Client agrees to maintain at its own cost during the term hereof insurance coverage that fully adheres to the insurance requirements outlined in Exhibit A for each location that Client uses or operates in, and to provide evidence of such coverage to CIC in the required format. In order to have active access cards to your space, you must be in compliance with all insurance requirements as outlined herein and in Exhibit A. Exhibit A lists the entities, such as Landlords, building property managers, and CIC affiliates that play a role supporting you in each of the locations where you have workspaces with CIC. You agree directly and on behalf of your insurer that where applicable each of those entities listed in Exhibit A associated with the locations that you use or operate a workspace in shall be additional insureds on a primary and non-contributory basis under your general liability insurance (“Additional Insureds”).

All insurance herein required shall be deemed an obligation of Client, not a discharge or limitation of Client’s obligation to indemnify CIC or the Licensors. If CIC provides the name of a particular broker or insurer to the Client, Client agrees that Client is itself nevertheless the sole party responsible for ensuring that such coverage meets these requirements. For purposes of insurance, the insurer may wish to review Exhibit A for more building specific information.

15.
Fire and Fire Insurance: The Client shall not permit any use of fire in its workspaces (candles, matches, etc.) for any reason. It will further not permit any use of the workspace which will make voidable any insurance on the property of which the workspace is a part, or on the contents of said property or which shall be contrary to any applicable law or regulation as such may be imposed over time.
16.
Indemnification and Liability: You acknowledge that even in the best-managed workplace environments, systems, services, and security failures will occur. We will make our best efforts to provide quality services and otherwise maintain a quality environment, but you acknowledge that we are not responsible for financial or other losses as a consequence of the receipt of services from us, or lack or insufficiency thereof, regardless of the cause. In particular, while CIC uses its best reasonable efforts to protect data while it traverses CIC’s network infrastructure, Clients desiring additional protection are advised to use end-to-end encryption for sensitive data.

To the greatest extent permitted by law, except for harm caused by gross negligence or willful misconduct of CIC or the Licensors, Client hereby indemnifies and holds harmless CIC, the Licensors, affiliates of CIC or Licensors, and their respective officers, employees, agents, contractors, Landlords, Related Parties (as defined below), other clients and property managers from any claims, liabilities, losses or damages incurred by Client or such persons and entities (including all attorneys’ fees, costs and expenses of defense of any action or proceeding) arising out of, directly or indirectly, any claim against, incident to or any injury to or death of the Client, its employees, its assigns, its agents or invitees of any of them or any damage to or loss of property of such persons or entities.

If any court should find any person or entity indemnified hereunder liable for any loss or damage of any kind for any reason related to Client, employees, guests and affiliated parties, Client agrees that, to the greatest extent permitted by law, the limit of such person’s or entity’s liability shall be the amount that Client has paid CIC under this Agreement.

17.
Waiver of Subrogation: Client hereby (i) waives on behalf of itself and its insurer(s) (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against Landlord, Sublandlord(s), CIC, the Licensors, any Additional Insureds as defined on Exhibit A, any affiliates of any of the foregoing, and their respective agents, contractors, officers, servants, partners, shareholders, employees, successors and assigns (collectively, the “Related Parties”) for any loss or damage that may occur to or within any CIC premises or buildings or any improvements thereto, or any personal property of such Client therein which is insured against under any insurance policy actually being maintained by such Client from time to time, even if not required, or which would be insured against under the terms of any insurance policy required to be carried or maintained by such Client, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of Landlord and/or the Related Parties; and (ii) agrees to cause appropriate clauses to be included in all of its insurance policies as necessary.
18.
Insurance Requirements Waiver: Clients of certain services from CIC may be able to waive the insurance requirements detailed in this Agreement and Exhibit A. In order to waive the insurance requirements, CIC must give prior written consent to the Client by both parties fully executing CIC’s Client Insurance Requirements Waiver Amendment.
19.
Maintenance: Client agrees to maintain its workspaces in good condition, damage by normal wear and tear, fire and other casualty only excepted, and acknowledges that the workspaces are now in good order. Client shall not permit the workspaces to be overloaded, damaged, stripped or defaced.
20.
Emergency Procedures: Client management should inform all their employees of the life safety policies and emergency procedures of the buildings it uses, and conduct periodic training regarding the same. While CIC’s employees and employees of CIC’s other clients may be available to offer assistance in the event of an emergency, Client’s management should be aware that these individuals are not trained safety professionals, and cannot be relied upon to provide error-free assistance.
21.
Blocking or Obscuring Interior Views, and Other Alterations: CIC’s architectural design incorporates specific look and feel features intended to promote a sense of energy, openness and connection within CIC’s spaces. For this reason, clients may not obstruct glass openings/views into and out of workspaces, except as approved in writing by CIC. Fully blocking views into a space is possible when unavoidable, but there is a non-trivial fee associated with doing so.

Client shall not make any alterations or additions to the workspace, without the prior written consent of CIC and shall never make structural alterations or additions. All allowed alterations shall be at Client’s expense and shall be in quality at least equal to the present construction. Client shall not permit any mechanics’ liens, or similar liens, to remain upon the workspace or Premises for labor and material furnished to Client or claimed to have been furnished to Client in connection with work of any character performed or claimed to have been performed at the direction of Client and shall cause any such lien to be released of record forthwith without cost to CIC, the Licensors, or Landlords. Any alterations or improvements made by the Client shall become the property of CIC and the Licensors upon termination of this Agreement.

22.
Assignment and Rights and Notifications Concerning Invitees: Client shall not assign this Agreement without CIC’s prior written consent, which may be granted or withheld in CIC’s sole discretion. Notwithstanding such consent, Client shall remain liable to CIC and the Licensors for the payment of all charges and for the full performance of the covenants and conditions of this Agreement. Also notwithstanding such consent, to the extent that a court order, secured credit contract, sale, invitation by the Client for other parties to use CIC’s facilities as their workspaces with or without informing CIC, or other process, introduces new parties which become owners or responsible parties for Client and/or property stored at the CIC’s Premises, Client agrees that such parties are bound to this Agreement, will take such steps as necessary to perfect this, and will notify CIC of the names and contact information for the same parties. These parties shall in all cases be deemed to be signatories to this Agreement by virtue of having taken an interest in property located in the Premises or by virtue of having commenced to use CIC’s services in their own right.

CIC may assign this Agreement to a successor in its discretion.

Client shall not cause or permit any other persons or entities present at CIC’s Premises by the Client’s invitation or consent, whether affiliated with the Client or otherwise, to operate a workspace or conduct a separate business out of CIC’s Premises unless the invitees have entered into an agreement with CIC to do so. CIC shall have sole discretion as to whether others may be added as additional parties to this Agreement. In the event the Client allows any invitee to operate a workspace or conduct a business out of CIC’s Premises without CIC’s permission or modification of this Agreement, the Client hereby agrees on behalf of itself and its insurers that it will defend and indemnify CIC and the Licensors with respect to the invitee to the same extent required under this Agreement with respect to the Client. To avoid any potential confusion concerning whether certain entities are invitees, the Client shall provide CIC with documentation concerning any of its corporate name changes. If Client wishes to do business at CIC’s facility under a name other than its legal name (e.g. by accepting mail under that other name or by using that other name on the sign on its workspace entry, etc.), Client agrees to register such name with the proper local governing authority.

23.
Subordination: This Agreement shall be subject and subordinate to any and all leases, mortgages, deeds, management agreements and other instruments in the nature of a lease, mortgage, deed or management agreement, existing now or at any time hereafter, a copy of such shall be furnished to Client at Client’s request, a lien or liens on the property of which the workspace is a part and the Client shall, as requested by CIC, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Agreement to said lease, mortgage, deed, management agreement or other such instruments in the nature of a lease, mortgage, deed, or management agreement. Termination of the Licensors’ lease or management agreement with the owner of the Premises will terminate this Agreement and all of CIC’s and Licensors’ obligations to the Client.

If the building in which your workspace is located or the Premises leased to the Licensors are destroyed by fire or other cause such that the owner of the building determines not to rebuild the same or exercises any right it may have to terminate Licensor’s lease, this Agreement shall expire at such time as the Licensors’ interest in the building is terminated and Client thereupon shall surrender its workspace to CIC and shall pay all charges through the time of such termination. In the event that such owner shall decide to restore or rebuild the building, and the Licensors’ interest in the building under their lease is not terminated, this Agreement shall remain in full force and effect; however, the charges payable hereunder shall be abated in proportion to the time in which Client has been deprived use of its workspace. In no event shall CIC or the Licensors be liable to Client for any loss or damage occasioned by such fire or other cause.

If the whole or substantially the whole of a building in which your workspace is located is condemned or taken in any manner for any public or quasi-public use or purpose, this Agreement shall cease and terminate as of the date of the taking of possession for such use or purpose. If less than the whole or substantially the whole of such building shall be so condemned or taken, whether or not Client’s workspace is affected, then CIC may, at its option, terminate this Agreement as of the date of the taking of possession of such use or purpose by Notice to Client. Upon any such taking or condemnation and this Agreement continuing in force, the fees payable by the Client hereunder shall be abated in proportion to the time in which Client has been deprived use of its workspace. Client shall have no claim arising from any such taking and, without limitation, no claim against any proceeds paid on account of such taking.

24.
Termination: In addition to the termination provisions contained in Sections 1 and 3, CIC may also terminate this Agreement, including but not limited to the Client’s access to the Premises, immediately at any time after the following:
(a)
Upon ten (10) calendar days following Notice of delinquency the Client shall fail to pay any charge or other sum due under this Agreement; or
(b)
Client shall default in the observance or performance of any other of the Client’s covenants, agreements, or obligations hereunder and such default shall remain uncured after ten (10) calendar days following Notice of the same; or
(c)
Client shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of Client’s property for the benefit of creditors; or
(d)
Client makes a material mis-representation to CIC.
25.
Holdover: Should Client fail to remove its effects and vacate CIC’s Premises following the termination of this Agreement, Client will be obligated to pay CIC [***] of its regular rates, pro-rated by days, until the date Client vacates CIC’s Premises.
26.
Notice: Notice (“Notice”) shall be defined as any notice that is delivered in writing, either by hand, by e-mail, or by physical mail to one or more responsible parties at the Client, provided that there is a reasonable record kept thereof as relating to both the date of the communication and as to the content thereof. Such a reasonable record can include printed or electronic copies of said communications. Any Notice under this Agreement that is sent by mail shall be deemed received, if properly addressed, three (3) business days after any such Notice is sent by certified or registered mail. If the Client’s address as set forth in Exhibit C is given as blank or as being within the Premises, then Notice by physical mail shall be deemed received if delivered by hand to Client’s CIC mailbox within the Premises. Any Notice under this Agreement that is sent by e-mail shall be deemed received, if delivered to the address set forth in Exhibit C or another address reasonably believed by CIC as being that of a responsible party at the Client, three (3) business days after any such Notice is sent, provided that no automatic response has been received from the recipient’s e-mail system indicating non-receipt of the email message or unavailability of the recipient. No oral communication shall be deemed a Notice under this Agreement.
27.
Surrender: Client shall, prior to the expiration or other termination of this Agreement, remove all of their property, goods, and effects from CIC’s Premises. Client shall deliver to CIC all keys and access cards thereto. Improvements and fixtures permanently affixed to the CIC’s Premises shall become property of CIC and may not be removed upon departure without express permission from CIC. In the event that any property remains in the Premises after termination for any reason, it shall be deemed that it was Client’s intent that it becomes the property of CIC, to use, sell or dispose of as it sees fit.
28.
Non-Solicitation of Employees of CIC: Client hereby acknowledges that employees of CIC and its affiliates have been carefully selected and/or received training from CIC and agrees not to employ or solicit for employment any employee of CIC or its affiliates for a period of [***] following termination of this Agreement and further agrees that in any case if such employee is hired, Client shall pay CIC the sum equal to the employee’s annual salary previously paid to employee by CIC as liquidated damages.
29.
Choice of Law: For clients who operate in any USA-based CIC location, the parties agree that the interpretation, instruction and enforcement of this contract shall be governed by the laws of the Commonwealth of Massachusetts. The parties have selected Massachusetts law for reasons including (i) CIC’s having its headquarters and place of organization in Massachusetts, and (ii) ensuring predictability and uniformity in interpretation, instruction and enforcement of this contract where licenses and privileges granted hereunder may involve Premises in more than one state. For all other clients, the parties agree that the interpretation, instruction and enforcement of this contract shall be governed by the laws of the country and prevailing local municipality where the first CIC Premises Client makes use of hereunder is located.
30.
Covered Disputes: CIC and Client mutually agree that any controversy or claim arising out of or relating to any aspect of the Client’s relationship with CIC, the Licensors, or their respective officers, employees, agents, Landlords, other clients or property manager, whether directly related to this Agreement or not, and whether arising before or after the date of this Agreement, which could have been brought in a court of law, shall be deemed “Covered Disputes”. For clients who operate in any USA-based CIC location, the parties agree that Covered Disputes shall be settled according to the Covered Disputes provisions outlined in Exhibit A pertaining to the first USA-based CIC Premises you make use of hereunder. For all other clients, the parties agree that Covered Disputes shall be settled according to the Covered Disputes provisions outlined in Exhibit A pertaining to the first CIC Premises you make use of hereunder.
31.
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32.
Image Capture: CIC policy prohibits anyone from capturing images showing people or client property within private, lockable work areas without advance permission. CIC policy also requires anyone capturing images in common areas (including common work areas such as coworking and dedicated space in open areas) that include close-up images of individuals or their property to obtain advance permission. Client accepts that images of Client related parties or signage may appear incidentally in general, background, pan, and other non-close-up images captured within common and shared areas. Continuous or automatic image-capture devices (e.g. Google Glass and similar devices) must be set to not- capturing mode while within CIC Premises given that close-up shots of individuals cannot be avoided.
33.
Representations: Client represents that it is not presently in default of an obligation to a third party lessor or licensor, nor would it be as a consequence of signing this Agreement.
34.
Notice of Modifications to this Agreement: Maintaining a safe, productive and innovative CIC will require adjustments to the terms of this Agreement from time to time. In the event that CIC needs to make changes to this Agreement, CIC will provide written Notice of such changes. You have [***] to review such changes. If you have informed CIC in writing during that period that they are not acceptable, CIC will not apply these modifications to your Agreement. Otherwise, you and we agree to deem that you have found them acceptable, and they will henceforth automatically be incorporated into, and form part of, this Agreement.
35.
Nature of Agreements: CIC and Client agree that any oral discussion regarding modifying this Agreement shall be deemed by both parties to be exploratory in nature, and shall be binding on the parties only when reduced to writing and acknowledged in writing by both parties as agreed. This shall be the case even if one or both parties begin to operate on the basis of an oral discussion as though such discussion represented a definitive agreement. “In writing” shall include agreements reached and acknowledged by email, wherein stored electronic copies of emails shall be considered adequate evidence of said agreement. Failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that term of the Agreement, and such provision may be enforced later, at any time, without prejudice. If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Client and CIC acknowledge and agree for the benefit of the Licensors identified on Exhibit A (i) that Agent is acting hereunder as duly authorized agent for the Licensors of the relevant Premises identified on Exhibit A, with the power to enter into and enforce this Agreement on behalf of such Licensors, (ii) that Client is bound to CIC and such Licensors under this Agreement, and (iii) that all fees and other amounts paid by Client hereunder for use of space or services at a particular Premises are the property of the Licensor of such Premises identified on Exhibit A.

SIGNATURE BLOCK
SIGNED AND AGREED,
Name of Licensee’s legal entity:
Licensee’s federal tax ID#: (if left blank Agreement becomes a personal obligation of signer)
Signature: /s/ Steven Nichtberger
Name of Authorized Signer: Steven Nichtberger
Title: CEO
Date: 2/1/2019
CIC Innovation Communities, LLC (“CIC”), as agent
Signature: /s/ Sarah Morin
Name of Authorized Signer: Sarah Morin
Title: General Manager
Date: 2/1/2019

CIC Philadelphia

Address: 3675 Market Street, Philadelphia, PA 19104
Licensor: CIC Philadelphia, LLC
Landlord: Wexford-SCEC 3675 Market Street, LLC

Insurance Requirements:
Coverages & Limits: With respect to the spaces it makes use of from time to time within the Premises, Client agrees to maintain at its own cost during the term hereof insurance coverage for Comprehensive General Liability Insurance (“CGL”) in an amount not less than [***] for general property damage and personal injury (including, without limitation, bodily injury, sickness, disease, and death) and [***] in aggregate liability coverage, as well as a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to [***] of the replacement cost insuring all of Client’s furniture, equipment, fixtures and property of every kind, nature and description which may be in or upon the Premises. The insurance required herein must be placed with insurers authorized to do business where the Premises are located, with a rating of not less than “A-VIII” in the current Best’s Insurance Reports. To the extent required by law, Client also shall carry Worker’s Compensation Insurance. All insurance policies required hereunder shall be written as primary policies and not contributing to or in excess of any coverage CIC or the Licensors may otherwise maintain.

Additionally, any Client that stores, handles, transports, generates, or treats hazardous materials on site, or uses or occupies any workspace deemed to be a laboratory by CIC, must have the following coverages and limits:

(a) Pollution and environmental liability insurance covering the environmental risks of Client’s business with limits of not less than [***] per incident and not less than [***] in the aggregate, with respect to environmental contamination and pollution of the Premises caused by Client or its employees, contractors, invitees, or guests. Such environmental coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water.

Additional Insureds: Client agrees directly and on behalf of its insurer that the following entities shall be considered additional insureds (“Additional Insureds”) on a primary and non-contributory basis under the insurance policies required herein and the required Omnibus Endorsement outlined below:

CIC Philadelphia, LLC; CIC Innovation Communities, LLC d/b/a CIC; CIC Innovation Services, LLC; CIC University Projects, LLC; CIC Property Management, LLC; CIC USA Holdings, LLC; CIC Founder Holdco, Inc.; The Cambridge Incubator, LLC; CIC Venture Cafe Global Institute, Inc.; BioInnovation Labs, LLC; Research Park, Inc.; SCEC Ventures, Inc.; UCSC; VTR; Ventas Life Sciences, LLC; Ventas Wexford 3675 Joint Venture, LLC; Wexford-SCEC 3675 Market Street, LLC; Wexford-SCEC 3675 Market Street UT, LLC; Wexford-SCEC 3675 Market Street JV, LLC; Wexford Asset Management, LLC; Wexford Development, LLC; Wexford Equities, LLC; Wexford Science & Technology, LLC; and any other entity that CIC may require to be added to this Exhibit A over time.

Omnibus Endorsement (to appear on COI): To demonstrate the above, such CGL and the certificate of insurance must include precisely the following endorsement (the “Omnibus Endorsement”):

“CIC Innovation Communities, LLC and those entities listed in Exhibit A of the Service Agreement between the named insured and CIC Innovation Communities, LLC, as it may be amended from time to time, are included as Additional Insureds on a primary and non-contributory basis under this Commercial General Liability Insurance.”

Certificate Holder: The Certificate Holder should be as follows:

CIC Philadelphia, LLC
3675 Market Street
Philadelphia, PA 19104

COI Delivery & Sample: Prior to the date Client first operates in or uses the Premises, Client shall provide CIC with a compliant ACORD 25-S or ACORD-28 certificate of insurance which must spell out the Omnibus Endorsement. A sample ACORD 25-S certificate is included for your convenience.

Building Details:
The building is accessible 24/7. HVAC services are provided from 8am to 8pm Monday through Friday and from 8am to 1pm on Saturday. Outside of these hours, HVAC will be kept at levels that allow for reasonably comfortable occupancy of the premises.

For purposes of insurance, the insurer may wish to have the following information:

•
The building was built in 2018

•
The building contains 14 floors
•
Construction type is steel superstructure with concrete slabs
•
Hardwired smoke detectors, sprinklers, and emergency lighting throughout the building
•
Central fire alarm system

- Emergency Procedures:
A copy of the building’s emergency procedures is available at cic.com/emergency.

Accepted Payment Methods: ACH auto-debit, corporate or personal check, wire transfer, and ACH credit. ACH auto-debit is required for the coworking offering.

Additional Agreement Provisions:
The following language is included in any Agreement with respect to this location:

1. Covered Disputes: Covered Disputes shall be settled by arbitration administered by the American Arbitration Association (“AAA”). Covered Disputes include all claims, rights, demands, losses, and causes of action arising: in contract, whether express or implied; or in tort; or under any common law theories; or under any covenants of good faith and fair dealing; or under any CIC policy; or under any federal, state, or municipal statute, executive order, regulation or ordinance. This arbitration agreement shall not prohibit actions solely seeking injunctive relief necessary to protect either party’s rights. With the exception of actions set forth above, arbitration shall be the exclusive means through which CIC and Client may seek relief in connection with any Covered Disputes. CIC and Client expressly waive their right to a trial by judge or by jury of any Covered Dispute, as well as their right to appeal the decision rendered by the arbitrator except on the grounds that the decision was procured by corruption, fraud or other undue influence or on the grounds specifically set forth in a statute applicable to vacating an arbitration award under this arbitration agreement. Client agrees that if Client wishes to assert a claim against CIC or the Licensors, the Client must present to CIC a written request for arbitration within [***] of the date on which the Client knows or should have known of the Covered Dispute against CIC or the Licensors. Likewise, CIC must present a written request for arbitration to the Client against whom it wishes to assert a claim within the same time frame. Failure by either the Client or CIC to present such a request within this time shall constitute a waiver of the right to recover relief in any forum in connection with the Covered Dispute. At CIC’s sole discretion, any of the Related Parties may participate as parties to an arbitration of a Covered Dispute under the terms of this Agreement, in which case any parallel proceeding(s) between Client and such Related Party (or Parties) shall be dismissed to the extent duplicative of the arbitration proceeding and otherwise shall be stayed while the arbitration proceeding is pending. Unless otherwise agreed to by Client and CIC, the arbitration shall take place in AAA’s office closest to CIC’s headquarters. The parties shall select a single arbitrator in accordance with applicable AAA real estate arbitration rules. The party bringing the dispute to arbitration shall cover all costs of the arbitration until such time as the arbiter may choose to allocate costs differently. The parties are entitled to discovery sufficient to adequately arbitrate their Covered Disputes, including, but not limited to, access to essential documents and witnesses, as determined by the arbitrator. The arbitrator shall apply the law designated in the Agreement. The arbitrator shall have the discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that would otherwise be available in court. The arbitrator will issue a written arbitration decision that reveals the essential findings and conclusions on which the award is based. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This arbitration provision shall survive the termination of the Agreement.

2. Reporting: From time to time, CIC may request questionnaires to be completed in regards to Client’s activities within the Premises. Client agrees to use best efforts to complete any such questionnaires in a timely manner.

3. Rules and Regulations: Nothing in these rules and regulations (the “Rules and Regulations”) shall supplant any provision of the Agreement. In the event of a conflict or inconsistency between these Rules and Regulations and the Agreement, the Rules and Regulations shall prevail. The building that the Premises is located within is referred to herein as the “Building”. The Rules and Regulations are as follows:

a. Client shall not encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building or use them for any purposes other than ingress or egress to and from the Building.

b. Except as specifically provided in the Agreement to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or Building without CIC’s prior written consent. CIC and Landlord shall have the right to remove, at Client’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

c. If CIC or Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the Premises and (b) not included in plans approved by CIC and Landlord, then Client shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.

d. Large deliveries shall be made no later than 8 a.m. and no earlier than 6 p.m. on weekdays, or at any time on weekends or holidays. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Building. Movement of furniture, office equipment or any other large or bulky material(s) through the common areas shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose. Any use of the freight elevator shall be coordinated with CIC in advance.

e. Client shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by applicable laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to other clients or tenants shall be placed and maintained by Client, at Client’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to CIC, Landlord and any other affected parties.

f. Client shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Agreement. Client shall not interfere with radio, television or other digital or electronic communications at the Building or elsewhere.

g. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Building are prohibited.

h. Client shall store all of its trash and garbage in receptacles within the Premises or in receptacles designated by Landlord outside of the Premises. Client shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash and garbage disposal.

i. The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. Except as provided in the Agreement, no cooking shall be done or permitted in the Premises.

j. Client shall comply with all safety, fire protection and evacuation procedures and regulations established by CIC, Landlord, or any governmental authority.

k. Client shall not modify any locks to the Premises.

l. Client shall cooperate and participate in all reasonable security programs affecting the Premises.

m. Client shall not permit any animals in the Building, except for service animals.

n. Bicycles shall not be taken into the Building (including the elevators and stairways of the Building) except into areas designated by CIC or Landlord. Hoverboards are prohibited in the Building and Premises.

o. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

p. Discharge of industrial sewage shall only be permitted if Client, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable governmental authorities.

q. Smoking is prohibited in the Building.

r. Client shall comply with all orders, requirements and conditions now or hereafter imposed by applicable laws or reasonably imposed by CIC and/or Landlord in a manner consistent with first class office/research buildings in the Cortex sub-market (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Client (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by CIC and Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

s. CIC may waive any one or more of these Rules and Regulations for the benefit of Client or any other party, but no such waiver by CIC shall be construed as a waiver of such Rules and Regulations in favor of Client or any other such party, nor prevent CIC from thereafter enforcing any such Rules and Regulations against any or all of the clients, including Client.

t. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Agreement.

u. CIC reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Premises and Building, or the preservation of good order therein; provided, however, that CIC shall provide written notice (email being sufficient) to Client of such rules and regulations prior to them taking effect. Client agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by CIC or Landlord.

v. Client shall be responsible for the observance of these Rules and Regulations by its agents, employees, invitees, contractors, licensees, guests, or assignees (individually and collectively referred to as “Client Party” or “Client Parties” herein).

4. Permitted Use:

a. Client shall use the Premises in accordance with the Permitted Use (as defined below) and shall not use the Premises or permit the Premises to be used for any other purpose without CIC’s prior written consent, which CIC may withhold in its sole and absolute discretion.

b. Subject to the Restricted Uses (as defined below) and other terms and provisions set forth herein, the Permitted Use is defined as general office and laboratory use. Client’s use shall be in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, Building, CIC, or Landlord, including both statutory and common law, and hazardous waste rules and regulations.

c. The “Restricted Uses” are any uses which are not permitted within the Premises and Building. Client shall not use, or permit to be used, any portion of the Premises for the following Restricted Uses and other restrictions set forth herein:

i. Any use or storage involving radioactivity or radioactive materials.

ii. Any trade or business consisting of the operation, whether primary or an accessory use, of (a) a shooting gallery, (b) an adult bookstore or facility selling or displaying adult or pornographic books, literature or videos, (c) an establishment offering bingo or similar games of chance, (d) a video game or amusement arcade, (e) a private or commercial golf course, (f) a country club, (g) a massage parlor, (h) a hot tub facility, (i) a suntan facility, (j) a racetrack, (k) any facility used for gambling, (l) any residential use, (m) any store the principal business of which is the sale of alcoholic beverages for consumption off-premises, (n) drug or addiction treatment centers or clinics, (o) parole or probation offices, (p) the sale of marijuana or products using marijuana or similar drugs that are illegal to manufacture or distribute or sell, (q) fitness and athletic training center offering the use of fitness machines, group exercise classes, personal training, nutrition counseling, and medical massage therapy, or (r) any other trade, business, or activity prohibited to be carried on by Section 45D of the Internal Revenue Code of 1986, including any regulations, rulings, amendments, explanations issued to implement, explain, clarify or define provisions of such, or any other guidance published by the IRS;

iii. All other uses that are expressly prohibited by this Agreement.

d. Client acknowledges that CIC or Landlord may impose future Restricted Uses on the Premises. CIC will use reasonable efforts to give Client not less than twenty five (25) days advance written notice (email being sufficient) in reasonable detail of any future Restricted Use, provided that no future Restricted Use will preclude Client from using the Premises for the Permitted Use. Client shall not be bound by any Restricted Uses not contained herein until such time as Client has received a true and accurate copy of the provisions that describe the relevant restriction from CIC.

5. Section #16 Revision: References to “we” and “us” in the first paragraph of Section #16 Indemnification and Liability in the Agreement are hereby deleted and replaced with “CIC and BioLabs (as defined in Exhibit A)”.

6. Compliance with Laws; Liens: Client shall at all times in its use of the Premises and as related to this Agreement observe and comply with all applicable laws. Client shall obtain all permits and licenses for the operation of its business at the Premises or its use or occupancy of the Premises and shall comply with all current and future rules and regulations of the Premises and Building. Client shall not harm the Premises or Building, commit any waste, create a nuisance or make any use of the Premises that is offensive, or act or fail to act in any manner that could result in injury or harm to any person in or about the Premises or Building. Client shall keep the Premises free and clear of any mechanics’ liens and other liens. Nothing in this Agreement shall be construed as consent on the part of CIC to subject the Premises to any lien or liability under the lien laws of the state in which the Premises are located.

7. Access and Security: Individuals may be required to present a valid, government-issued photo identification in order to gain access to the Premises. For security purposes, we may regularly record via video certain areas of the Premises. If we deem it reasonably necessary, we may disclose information about individuals to satisfy applicable laws, rules, regulations, legal processes or government requests, or to protect CIC and/or the Related Parties, the Landlord, or other individuals, or any of our or their property. It is Client’s obligation to notify their guests about this policy.

8. Pets: Subject to applicable laws, Client shall not bring pets or other animals onto the Premises without CIC’s express prior written consent (which, if provided, may be revoked at any time in CIC’s sole discretion). Client will be responsible for any injury or damage caused by any animal Client or their employees, invitees, or guests bring into the Premises. CIC will not be responsible for any injury to any such animal.

IF AT ANY TIME CLIENT STORES, HANDLES, TRANSPORTS, GENERATES, OR TREATS HAZARDOUS MATERIALS ON OR ABOUT THE PREMISES, BUILDING, OR ANY PORTION THEREOF, OR USES OR OCCUPIES ANY WORKSPACE DEEMED TO BE A LABORATORY BY CIC, THEN THE FOLLOWING SECTIONS #9 THROUGH #19, SHALL APPLY:

9. Laboratory Space Management: Client acknowledges that CIC has engaged BioInnovation Labs, LLC (“BioLabs”) to manage aspects of the operations of the laboratory space and/or to provide lab-related services within the Premises. CIC may share information concerning Client with BioLabs to provide services, operate our business, comply with applicable law, and otherwise as permitted by applicable law.

10. Hazardous Materials:

a. Client and CIC acknowledge that in connection with Client’s business on or about the Premises, Client may store, use, or dispose of “Hazardous Materials”, defined as the following: any substances, pollutants, or other contaminants on or about the Premises which would or could be deemed or determined to be a “hazardous substance”, “hazardous waste”, or “hazardous material” under any federal, state or local statute, law, ordinance or regulation now or hereafter in effect, including but not limited to (a) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material, or waste that is or becomes regulated by applicable laws or any governmental authority, and/or (b) any (i) “chemotherapeutic waste”, “infectious waste” or “medical waste” as may now or hereafter be defined by any future law, statute, order, ordinance or regulation, (ii) “radioactive waste” as may now or hereafter be defined by any future law, statute, order, ordinance or regulation, (iii) human corpses, remains and anatomical parts that are donated and used for scientific or medical education, research or treatment, (iv) body fluids or biological waste which are being stored at a laboratory prior to laboratory testing, and/or (v) similar laboratory wastes and materials (the items described in clauses (i) through (v) individually and collectively are defined as “Regulated Waste”). Client’s storage, use, transport, and/or disposition of Hazardous Materials and Regulated Wastes in the Premises is a “Regulated Activity”. Client is solely responsible for obtaining, at Client’s expense, any and all governmental permits or approvals (“Permits”) required to perform any Regulated Activity except as obtained and paid for by BioLabs, and Client shall comply in all respects with all terms and conditions of such Permits. Furthermore, such Regulated Activities shall be conducted in accordance with standards which are observed by reputable and prudent owners, operators and managers of similar business and in compliance with all applicable laws in all respects. Under no circumstances shall Client be permitted under this Agreement to accept at the Premises or Building for processing, treatment, storage, use, or disposal any radioactive, infectious or chemotherapeutic waste generated by any other entity or facility. Without limitation of any other obligations of Client under this Agreement, prior to the termination of the Agreement, Client shall remove (at Client’s sole cost and expense) any Hazardous Materials or Regulated Wastes stored on or in the Premises or Building and which are used in, or which result from the use or operation of, the Premises. Under no circumstances may any such Hazardous Materials or Regulated Wastes be discharged into the sanitary sewer system of the Premises or Building, nor may Client otherwise engage in the use or disposal of any Hazardous Materials or Regulated Wastes if such use or discharge would require a discharge permit or approval from any governmental authority having jurisdiction over the sanitary sewer discharges of the Premises or Building.

b. The handling, transportation, generation, management, disposal, processing, treatment, storage and use by Client or any Client Party of Hazardous Materials and/or Regulated Waste in or about the Premises or Building shall be subject to any and all terms, rules, and regulations set forth in this Agreement and this Exhibit A and any and all additional rules and regulations promulgated by CIC, BioLabs, or Landlord from time to time regarding the same or any aspect thereof (which rules and regulations may be amended, modified, deleted or added to from time to time by CIC, BioLabs or Landlord) (individually and collectively, the “Hazmat Rules”). Any amendments, modifications, deletions, or additions to the Hazmat Rules shall be effective upon Notice thereof to Client. All Hazmat Rules are effective upon execution of this Agreement, or Client’s first use of the Premises, whichever is earlier. Client and all Client Parties will cause all of its agents, employees, invitees, contractors, licensees, or assignees, or any others permitted by Client to occupy or enter the Premises or Building to at all times abide by the Hazmat Rules. In the event of any breach of any Hazmat Rules, CIC, BioLabs, and Landlord shall have any remedies available at law or in equity, including but not limited to, the right to enjoin any breach of such Hazmat Rules.

c. Client shall indemnify, save, defend (at CIC’s option and with counsel reasonably acceptable to CIC) and hold CIC and the Related Parties (as defined in the Agreement) harmless from and against all claims, costs, and liabilities, including but not limited to reasonable attorneys’ fees and costs of litigation, incurred or arising from or as a result of or relating to (i) a release or threatened release of Hazardous Materials and/or Regulated Waste on or about, or a contamination of, the Premises or Building or any portion thereof, or any adjacent building, caused in whole or in part by Client or any Client Party and not caused by sole negligence of CIC and/or the Related Parties, (ii) a contamination of the Premises or Building or any portion thereof, or any adjacent property, at any time now or in the future (other than if such contamination results solely from a migration of Hazardous Materials from outside the Premises not caused by Client or any Client

Party), (iii) a breach by Client or any Client Party of the covenants contained in this Agreement, (iv) Client’s or any Client Party’s handling, transportation, generation, management, disposal, processing, treatment, storage and/or use of Regulated Waste and/or Hazardous Materials, or (v) the presence of any Regulated Waste and/or Hazardous Materials at the Premises or Building not caused by the sole negligence of CIC and/or the Related Parties and not existing as of the execution of this Agreement. The foregoing indemnification by Client includes, without limitation, all costs incurred by or imposed upon CIC and/or any Related Party in connection with any judgments, damages, penalties, fines, liabilities or losses (including, without limitation, diminution in value of the Premises or Building or any portion thereof, damages for the loss or restriction on use of any space or of any amenity in or around the Premises or Building, damages arising from any adverse impact on marketing of space in the Premises or Building or any portion thereof, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) or in connection with the investigation of site conditions or any clean-up or remedial removal or restoration work required by any federal, state or local governmental agency or political subdivision at any time occurring as a result of the presence of any Hazardous Materials and/or Regulated Wastes in or around the Premises or Building or any portion thereof caused or permitted by Client or any Client Party.

d. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises or Building, any portion thereof, or any adjacent property caused or permitted by Client or any Client Party results in any contamination of the Premises or Building, any portion thereof or any adjacent property, then Client shall promptly take all actions at its sole cost and expense as are necessary to return the Premises and/or Building, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination, provided that written approval of such action from CIC, BioLabs, and the Landlord shall first be obtained, which approval shall not be unreasonably withheld; and provided, further, that it shall be reasonable for CIC, BioLabs and/or Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises or Building, any portion thereof or any adjacent property. Client’s obligations under this section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Client under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

e. CIC acknowledges that it is not the intent of this Agreement to prohibit Client from operating its business as permitted herein. Client may operate its business according to the custom of Client’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable laws and all terms herein. As a material inducement to allow Client to use Hazardous Materials in connection with its business within the Premises, Client agrees to deliver to CIC and BioLabs the following items, collectively defined as the “Hazardous Materials Documents”: (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any applicable environmental laws, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of applicable laws related to Hazardous Materials received by Client, and (ii) plans relating to the installation of any storage tanks to be installed by Client or any Client Party in, on, under or about the Premises or Building (provided that installation of storage tanks shall only be permitted after CIC has given Client its prior written consent to do so, which consent CIC may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all governmental authorities for any storage tanks installed by Client or any Client Party in, on, under or about the Premises or Building for the closure of any such storage tanks. Client shall deliver to CIC and BioLabs updated Hazardous Materials Documents within fourteen (14) days after receipt of a written request therefor, not more often than once per year unless (a) there are any changes to the Hazardous Materials Documents or (b) Client changes its business in a way that involves any material change or increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (a) the chemical name, (b) the material state (e.g., solid, liquid, gas or cryogen), (c) the concentration, (d) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (e) the use amount and use condition (e.g., open use or closed use), (f) the location (e.g., space name or number, or other identification) and (g) if known, the chemical abstract service number. Notwithstanding anything in this Agreement to the contrary, Client may redact information of a proprietary nature from the Hazardous Materials Documents prior to delivery. CIC and/or BioLabs may, at their own expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Agreement and with all applicable laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Agreement or any applicable laws, Client shall, at its expense, immediately and diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Agreement to the contrary or the review into Client’s Hazardous Materials Documents or use or disposal of Hazardous Materials, however, CIC, BioLabs, and the Landlord shall not have and expressly disclaims any liability related to Client’s or any Client Party’s use or disposal of Hazardous Materials, it being acknowledged by Client that Client is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

f. Client is responsible for complying with all applicable state and federal regulations and all rules and regulations (as provided to Client from time to time) regarding environmental, health, and safety (EHS) in its use of the Premises and the Building. In order to maintain the appropriate permits, programs, and training, the Client must acknowledge and sign off on the Environmental, Health and Safety Requirements provided by BioLabs. By signing this Agreement, you confirm that you have read and will comply with the Environmental, Health and Safety Requirements.

g. CIC does not permit the use or storage of radioactivity anywhere on the Premises. Client will submit a BioLabs Hazard Assessment Form (as provided by BioLabs) in advance of any planned use or storage of biohazardous agents on the Premises for review and approval by BioLabs and the Institutional Biosafety Committee.

h. Client shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises or Building by Client or any Client Party in violation of any applicable laws. At any time, and from time to time, prior to the termination of the Agreement, if CIC, BioLabs, and/or the Landlord have a reasonable basis to believe that Hazardous Materials are present in violation of any applicable laws or that contamination has occurred due to the acts or omissions of Client or a Client Party, or if so required by a lender or governmental authority, or otherwise desired by CIC, BioLabs, and/or the Landlord, then CIC, BioLabs, and/or the Landlord shall have the right to conduct appropriate tests of the Premises or Building, or any portion thereof, to demonstrate that Hazardous Materials are present in violation of applicable laws by Client or a Client Party, or that contamination has occurred due to the acts or omissions of Client or a Client Party. Client shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist in, on, or around the Premises or Building in violation of this Agreement or any applicable laws.

i. If underground or other storage tanks storing Hazardous Materials installed by Client are located within or around the Premises or Building, or are hereafter placed within the Premises by Client, then Client shall monitor such storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under all applicable laws.

j. Client shall promptly report to CIC and BioLabs any actual or suspected presence of mold or water intrusion at the Premises.

k. All of Client’s obligations relating to Hazardous Materials, Regulated Waste, and Regulated Activities shall survive any termination of the Agreement.

l. Notwithstanding anything to the contrary in this Agreement, Landlord shall have sole control over the allocation of the maximum allowable quantity of Hazardous Materials that may be stored per floor (based on fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Building is located (the “UBC”)) within the Premises for the storage of Hazardous Materials) (the “HazMat Storage Allocation”). In the event Client stores Hazardous Materials in a quantity that causes CIC to exceed its HazMat Storage Allocation (as may be re-determined by Landlord as set forth above), then Client shall, at its sole cost and expense and upon CIC’s written request, take such action as is necessary to ensure that it does not cause CIC to exceed its HazMat Storage Allocation. Notwithstanding anything to the contrary in this Agreement, the quantity of Hazardous Materials allowed within the Premises is specific to Client and shall not transfer to any other party. Notwithstanding anything in this Agreement to the contrary, CIC shall not have and expressly disclaims any liability related to Client’s or any Client Party’s use or disposal of fire control areas, it being acknowledged by Client that Client is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

m. Except to the extent caused by the negligence of Client and/or Client Parties, CIC agrees to indemnify, defend and hold harmless Client and Client Parties from and against any and all claims resulting from any Hazardous Materials on, in or under the Premises or Building as of the execution date of this Agreement, unless placed at the Premises or Building by Client or a Client Party. Should any claim be made against Client or any Client Party, or an action or proceeding be brought against it as set forth herein, Client shall give CIC prompt written notice thereof, and CIC shall defend such action or proceeding by counsel selected by CIC. Provided that CIC or its insurance company is defending an action or proceeding in accordance with the terms herein, no Client or Client Party shall enter into any settlement discussions or settlement of such action or proceeding without the prior written approval of CIC, which approval shall be granted or denied within [***] of request therefor.

11. Workspace Changes: CIC and BioLabs reserve the right to substitute all or a portion of your workspace with another workspace within the Premises. Licensee may not share or shift use of benches. Each bench may be used by only one person except with the prior written approval of BioLabs.

12. Other BioLabs Locations: Licensee may request to use available bench or desk space on the premises of BioLabs’ affiliates in other locations (“BioLabs Affiliate Space”) on a specified temporary basis. Any request for such use shall be in writing and specify: (i) the personnel of Licensee that would be using such premises; (ii) the number of benches and desk required; and (iii) the dates for which Licensee seeks to use such space. Licensee shall not be entitled to use BioLabs Affiliate Space unless each of BioLabs applicable affiliate provides written approval of such request (which may be provided, rejected, or withheld in their sole discretion). Upon such approval, Licensee shall be entitled to use the BioLabs Affiliate Space as requested upon Licensee agreeing to abide by the policies, codes of conduct or other site-specific requirements of any BioLabs Affiliate Space that Licensee attends.

13. Consumables: If Client wishes to purchase any laboratory consumables, supplies or equipment for its workspace, Client must process the order(s) directly through BioLabs and BioLabs will make the purchase on behalf of Client. BioLabs will invoice Client for the fees and costs associated with consumables, supplies or equipment ordered on behalf of Client (collectively, the “Consumable Fees”) as they arise or at the end of each calendar month, separately from all invoices sent by, and fees due to, CIC under this Agreement. All Consumable Fees must be paid directly to BioLabs by Client and no Consumable Fees shall be paid to CIC by Client. Client shall pay BioLabs a handling fee of 15% of the total cost of such consumables, supplies or equipment plus shipping. Fees per item will be capped at $300 per item. Client shall execute the BioLabs automatic debit authorization form and provide BioLabs with financial or banking information sufficient to permit BioLabs to make an automatic bank debit (ACH) for all invoices for Consumable Fees issued by BioLabs. Client hereby authorizes BioLabs and its designees to withdraw the amount of each Consumable Fees invoice according to the terms designated on each such invoice. If Client requests an order for consumables, supplies, and/or equipment with a total cost equal to or greater than $10,000, BioLabs shall be entitled to immediate reimbursement from Client for such total cost and Client also authorizes BioLabs and its designee to withdraw such amount. Additionally, BioLabs may, in its sole discretion, condition its purchase of Consumables on Client’s prepayment therefor.

14. Intellectual Property: Except for the licenses and permissions granted to CIC and BioLabs by Licensee in this Agreement, Licensee retains all right and title in and to its intellectual property, including without limitation proprietary data, inventions (whether or not patentable), trade secrets, know-how, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same (collectively, “Intellectual Property”). You must not and agree not to directly or indirectly take, copy or use any Intellectual Property belonging to CIC, BioLabs, other licensees or any of their guests and any other visitors or occupants of the Premises. Neither CIC nor BioLabs are responsible for any of your Intellectual Property any other licensees or their guests, visitors or occupants may take, copy or use. Licensee acknowledges that it will be in close proximity to other individuals and companies who are licensees, visitors or occupants in the Premises, and it is the Licensee’s sole responsibility to protect the confidentiality of its own information. CIC and BioLabs each hereby waives any responsibility, and hereby disclaim any and all liability, arising out of or in connection with the protection, or lack thereof, of Licensee’s information.

15. Technology Release: BioLabs may need to install software onto your computer, tablet, mobile device or other electronic equipment to provide you with certain amenities. You acknowledge that your refusal to install such software may affect your ability to properly receive such amenities. BioLabs may also provide you with technical support at your request. You agree that, in absence of the gross negligence or willful misconduct of BioLabs or CIC, neither Biolabs nor CIC (a) are responsible for any damage to any of your electronic equipment or systems related to such technical support or software installation; (b) assume any liability or warranty in the event that any manufacturer warranties are voided; and (c) offer any verbal or written warranty, either expressed or implied, regarding the success of any technical support.

16. Quarterly Reports: Licensee shall prepare and submit to BioLabs, on a quarterly basis, a report reflecting the company’s past activities (since the last quarterly report) and future activities. The report shall be on a form provided by BioLabs and shall include, but not be limited to, the following information: number of employees, funding sources, fundraising strategies and targets, intellectual property, areas of research and experience on the Premises.

17. Investment Rights: BioLabs affiliated entity BioInnovation Capital LP (or its designee) is hereby granted the right, but not the obligation, to purchase up to [***] of the securities offered by Licensee in its First Qualified Financing. “First Qualified Financing” means the first financing transaction, or series of related transactions, pursuant to which the Licensee issues equity securities with gross aggregate proceeds to the Licensee of at least [***].

18. Additional Termination Provisions: At least fifteen (15) days prior to termination of this Agreement or Client’s surrender of any portion of their workspace within the Premises, Client shall provide CIC with (i) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to CIC, (ii) written evidence of all appropriate governmental releases obtained by Client in accordance with applicable laws, including laws pertaining to the surrender of the Premises, and (iii) proof that the Premises have been decommissioned in accordance with American National Standards Institute (“ANSI”) Publication Z9.11-2008 (entitled “Laboratory Decommissioning”) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successor no longer exist, a similar entity publishing similar standards). In addition, Client agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey. Client’s obligations under this section shall survive any earlier termination of the Agreement.

19. General Laboratory Guidelines: The followings are preliminary general guidelines set by CIC and BioLabs for the operation of laboratory space within the Premises. CIC reserves the right to change, amend, add, or delete any part or the whole of these guidelines at any time. Specific guidelines regarding chemical, biological, lab and radiation safety are the responsibility of the Client. Client must obtain and keep current all necessary permits and licenses from the appropriate governmental authorities.

a. Acid Disposal: All acid solutions must be disposed only through the designated acid disposal sink in the lab. Absolutely do not pour acid solution in other sinks located in your laboratory or any other sinks in the common labs. An acid/base neutralizer kit (such as baking soda) should be used to clean up small acid or base spills.

b. Deliveries: A representative of the Client must be present to accept and sign for incoming packages. Delivered packages should not be left in common areas. All deliveries of Hazardous Materials and Regulated Waste must be coordinated with CIC, BioLabs, and building management.

c. Dry Ice: Dry ice should not be poured in the sinks as this will cause the sinks to crack. Dry ice also should not be kept in the cold room or any other room with limited air circulation.

d. Flammables: Flammable substances must be stored in a “flammables cabinet” at all times when not in use. Spills involving flammable or noxious materials should be isolated as quickly as possible. Areas adjacent to affected areas should be notified and evacuated if necessary. CIC, BioLabs, and building management should be notified immediately.

e. Glass and Sharp Disposals: Broken glass, Pasteur pipettes and sharps must be disposed of in clearly marked containers and not in the regular trash in order to avoid accidents to waste handlers. It is Client’s responsibility to contract for Glass and Sharp Disposal.

f. Health and Safety Officer: Each Client occupying a lab must develop a health and safety manual and designate a Health and Safety Officer. The Health and Safety Officer will be responsible for training their employees and be accountable for maintaining the safety of all personnel, employees and non-employees of the Client, which could be affected by the work of the Client. The name of the Health and Safety Officer should be reported to CIC, BioLabs, and building management when newly designated or when replaced. Material safety data sheets (MSDS) of chemicals and compounds should be kept in a binder in alphabetical order. The binder should be kept in the same designated space at all times. A second copy of the MSDS binder must be delivered to CIC, BioLabs, and building management and kept current at all times. Client shall report to CIC and BioLabs, in writing on a quarterly basis, on the Hazardous Materials stored at the Premises, and the quantities and locations of such Hazardous Materials.

g. Radiation Safety: Client is responsible for obtaining a license from the NRC to carry out work with radioisotopes. The use of radioisotopes and compliance with all the rules and guidelines set by the NRC and the Commonwealth of Pennsylvania are the sole responsibility of Client. Upon vacating the Premises or termination of the Agreement, whichever is earlier, Client must remove all radioisotopes as well as radioactive waste from the laboratory and provide CIC and BioLabs with a “laboratory space decommission statement” from the NRC.

h. Safety Showers: Safety showers are designed to be activated in the case of an emergency, and will dispense a large volume of water very quickly after being activated. Water from the safety shower will continue to flow automatically until the shower handle is pushed back to deactivate the water flow. In the event of shower activation, an absorbent material should be used to remove excess water. CIC, BioLabs, and building management must be notified immediately after any Safety Shower activation.

i. Waste Disposal: Disposal of biohazard waste, chemicals, glassware and sharps are the sole responsibility and liability of the Client. CIC and BioLabs assumes no liability in ensuring their proper disposal.

j. Water Spills: In the event of water spills or overflows, an absorbent material should be used to rapidly remove excess water in order to prevent leakage to other floors. CIC, BioLabs, and building management must be notified immediately after any water spill or overflow.

Overview of Offerings – CIC Philadelphia

Office Workspace

CIC’s offering includes flexible, expandable office space configured for use by growing companies. We provide access control using electronic keys and recorded video. All normal office utilities and services, such as electricity, HVAC, trash pickup, etc. are included. Access is available on a 24 x 7 x 365 basis. Only FlexSpace clients have limitations on the numbers of hours they can access CIC.

Lab Workspace

CIC also offers lab space. All normal office utilities and services, such as electricity, HVAC, trash pick-up, light floor sweep, etc. are included. Clients are responsible for adhering to all rules, regulations, and requirements pertaining to lab space as described in the Agreement and this Exhibit A.

Office Furniture

Each individual with dedicated space is provided with a complete workstation, including a desk and adjustable office chair. Additional furniture such as locking file storage space, whiteboards, or shelving is available in most instances at no extra charge. Clients with no dedicated space will have access to shared work areas.

Guest Reception	All dedicated space offerings as well as FlexSpace include guest reception services to greet guests for clients.
Internet

Each individual is provided with a high-speed wired internet connection for office use, as well as WiFi. Other internet services (e.g. un-firewalled IPs) are subject to availability and may incur additional charges.

Phone Services

Upon request, each individual with dedicated space can be provided with a high-end digital business telephone and a direct-dial dedicated phone number. Normal local and domestic long distance phone usage is included on an unmetered basis (you will not be billed for your domestic calls). Our phone system provides computerized voice-mail with local and remote access. International calls carry a separate charge.

Mail Services	All space offerings include a mail folder and mail services.
Copier, Printer & Fax

Service includes unmetered use of black and white and color printers and commercial-grade copiers for typical office use. A private fax number, which routes faxes to an individual email address as pdf files, is provided for the dedicated use of your company upon request. Additional numbers are available for a fee. Questions about printing multiple copies of brochures or extensive print jobs should be directed to a CIC staff member as these types of jobs may be requested to be taken to offsite printing service providers.

Conference Rooms & Phone Booths

Service includes unmetered use of well-appointed conference rooms, some which include Apple TV for wireless data projection from Apple devices, as well as unmetered domestic use of Polycom speakerphones. Conference rooms and phone booths are booked via webpage. Questions regarding frequent all-day meetings or intensive use for training or other purposes can be directed to a CIC staff member for details.

Kitchen Services	Clients will be able to enjoy various snacks and a selection of drinks, gourmet teas, and a high-end by-the-cup coffee brewing system. Fair consumption is on the honor system.
Massage Therapy

CIC maintains a massage therapy room and has a relationship with independent professional massage therapists who come in on a regular basis. CIC provides use of the massage room without charge. All fees for massage go solely to the therapist, and are not billed through CIC. Use of this service is at client discretion, and CIC is not liable.

Wellness Programs

CIC has various wellness programs that change pending interest and season. Some examples include on-site yoga classes, meditation classes, a running club, and more. Some programs involve additional fees which are paid directly to the teacher and are not billed through CIC. Use of these programs and classes is at client discretion, and CIC is not liable.

Shower Rooms	CIC has shower rooms available to clients on a first come first served basis.
Nursing Room

Nursing rooms can be booked via a web-based booking tool. Each room offers soft light, comfortable seating, a private fridge, and a lockable door. While these rooms are available for other bookings, nursing bookings take precedence.

Game Room	CIC offers clients shared access to ping pong, video games, etc. These are available on a first- come, first-serve basis.
Venture Café Philadelphia (Powered by Quorum)

This weekly gathering of the Philadelphia innovation community fosters connections and collaborations through a variety of high-impact educational sessions and programming, including informal conversation, panel discussions, round tables, info tables, and office hours, often focused on a particular theme or partnership. Venture Café operates most Thursdays from 3:00pm-8:00pm within CIC Philadelphia and is free and open to the community. Venture Café Philadelphia is a program of Quorum, a member of the Venture Café Global Network. Please note: it is a privilege and not a right to attend these gatherings, and Venture Café Philadelphia and Quorum reserve both the right to refuse service and to determine, at their sole discretion, who to invite according to their mission and policies.
Other Benefits & Discounts

All CIC clients are eligible for unique discounts on a variety of benefits such as gym memberships, transportation programs, and business services including notary publics. Benefits are added regularly, and can be viewed online in the CIC Portal.

CIC Passport

All CIC clients may use common areas, including conference rooms, phone booths, kitchens, and coworking areas, in any CIC location worldwide. Please note: since the real estate prices at our different locations vary, if you begin to consistently use a more expensive location more than 20% of the time, you may be asked to switch your primary reservation to that location for billing purposes.